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                                                                    EXHIBIT 12.2

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES
            COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO COMBINED
                     FIXED CHARGES AND PREFERRED DIVIDENDS

                                         FOR THE       FOR THE       FOR THE       FOR THE       FOR THE
                                         TWELVE        ELEVEN        TWELVE        TWELVE        TWELVE
                                         MONTHS        MONTHS        MONTHS        MONTHS        MONTHS
                                          ENDED         ENDED         ENDED         ENDED         ENDED
                                       DECEMBER 31   NOVEMBER 30   NOVEMBER 30   NOVEMBER 30   NOVEMBER 30
                                          1993          1994          1995          1996          1997
                                       -----------   -----------   -----------   -----------   -----------
                                                              (DOLLARS IN MILLIONS)
Combined Fixed Charges and Preferred
  Dividends:
     Interest expense:
          Subordinated
            indebtedness.............    $   144       $   158       $   206       $   220       $   240
          Bank loans and other
            borrowings*..............      5,224         6,294        10,199        10,596        12,770
          Interest component of
            rentals of office and
            equipment................         76            42            44            34            32
     Other adjustments**.............          7             4            28            16             9
                                       -----------   -----------   -----------   -----------   -----------
     Total fixed charges.............      5,451         6,498        10,477        10,866        13,051
     Preferred dividends (tax
       equivalent basis).............         48            58            64            58           109
                                       -----------   -----------   -----------   -----------   -----------
          TOTAL (A)..................    $ 5,499       $ 6,556       $10,541       $10,924       $13,160
                                       -----------   -----------   -----------   -----------   -----------
Earnings:
     Pretax income (loss) from
       continuing operations.........    $    27       $   193       $   369       $   637       $   937
     Fixed charges...................      5,451         6,498        10,477        10,866        13,051
     Other adjustments***............         (6)           (4)          (28)          (14)           (8)
                                       -----------   -----------   -----------   -----------   -----------
          TOTAL (B)..................    $ 5,472       $ 6,687       $10,818       $11,489       $13,980
                                       -----------   -----------   -----------   -----------   -----------
(B / A)..............................    ****             1.02          1.03          1.05          1.06

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   * Includes amortization of long-term debt discount.

  ** Other adjustments include capitalized interest and debt issuance costs and amortization of capitalized interest.

 *** Other adjustments include adding the net loss of affiliates accounted for at equity whose debt is not guaranteed by the Company and subtracting capitalized interest and debt issuance costs and undistributed net income of affiliates accounted for at equity.

**** Earnings were inadequate to cover fixed charges and preferred dividends and would have had to increase $27 million in 1993 in order to cover the deficiency.